Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made and entered into as of the 21st day of January, 2014 (the “Agreement”), by and between THOMPSON DESIGNS, INC., a Nevada corporation (the “Company”), and Anja Krammer (the “Executive”), (collectively the “Parties”).

WITNESSETH:

WHEREAS, Executive has represented that she has the experience, background and expertise necessary to enable her to be the Company’s President; and

WHEREAS, based on such representation, and the Company’s reasonable due diligence, the Company wishes to employ Executive as its President, and Executive wishes to be so employed, in each case, upon the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties agree as follows:

1.     DEFINITIONS.  As used herein, the following terms shall have the following meanings:

1.1         “Affiliate” means any Person controlling, controlled by or under common control with the Company.

1.2         “Board” means the Board of Directors of the Company.

1.3         “Change of Control” means the occurrence of any of the following:

  1.3.1   An acquisition of any common stock or other voting securities of the Company entitled to vote generally for the election of directors (the "Voting Securities") by any "Person" or "Group" (as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person or Group, as the case may be, has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the then outstanding shares of common stock or the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change of Control has occurred, shares of common stock or Voting Securities that are acquired in a Non-Control Acquisition (as defined below) shall not constitute an acquisition which would cause a Change of Control. "Non-Control Acquisition" shall mean an acquisition by (i) the Company, (ii) any subsidiary of the Company (“Subsidiary”) or (iii) any employee benefit plan maintained by the Company or any Subsidiary, including a trust forming part of any such plan (an "Employee Benefit Plan");

  1.3.2   The consummation of:

 1.3.2.1 a merger, consolidation or reorganization involving the Company or any Subsidiary, unless the merger, consolidation or reorganization is a Non-Control Transaction. "Non-Control Transaction" shall mean a merger, consolidation or reorganization of the Company or any Subsidiary where:

1.3.2.1.1 the shareholders of the Company immediately prior to the merger, consolidation or reorganization own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the common stock or Voting Securities, as the case may be, immediately prior to the merger, consolidation or reorganization,

1.3.2.1.2 the individuals who were members of the Incumbent Board of directors immediately prior to the execution of the agreement providing for the merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Corporation, and

1.3.2.1.3 no Person or Group, other than (1) the Company, (2) any Subsidiary, (3) any Employee Benefit Plan or (4) any other Person or Group who, immediately prior to the merger, consolidation or reorganization, had Beneficial Ownership of not less than 20% of the then outstanding Voting Securities or common stock, has Beneficial Ownership of 20% or more of the combined voting power of the Surviving Corporation's then outstanding voting securities or common stock;

1.3.2.2 a complete liquidation or dissolution of the Company; or

1.3.2.3 the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred solely because any Person or Group (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities or common stock of the Company as a result of an acquisition of Voting Securities or common stock by the Company which, by reducing the number of shares of Voting Securities or common stock then outstanding, increases the proportional number of shares beneficially owned by the Subject Person; provided, however, that if a Change of Control would have occurred (but for the operation of this sentence) as a result of the acquisition of Voting Securities or common stock by the Company, and after such acquisition by the Company, the Subject Person becomes the beneficial owner of any additional shares of Voting Securities or common stock, which increases the percentage of the then outstanding shares of Voting Securities or common stock beneficially owned by the Subject Person, then a Change of Control shall be deemed to have occurred.

1.4         "Code" means the Internal Revenue Code of 1986, as amended.

1.5         “Common Stock” means the Company’s common stock, par value $.001 per share.

1.6         “Cause” means (i) conviction of any crime whether or not committed in the course of his employment by the Company; (ii) Executive’s refusal to carry out resolutions of the Board which are consistent with Executive’s role as President; or (iii) the breach of any representation, warranty or agreement between Executive and Company.

1.7         “Date of Termination” means (a) in the case of a termination for which a Notice of Termination (as hereinafter defined in Section 5.3) is required, 15 days from the date of actual receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (b) in all other cases, the actual date on which the Executive’s employment terminates during the Term of Employment (as hereinafter defined in Section 3) (it being understood that nothing contained in this definition of “Date of Termination” shall affect any of the cure rights provided to the Executive or the Company in this Agreement).

1.8         “Disability” means Executive’s inability to render, for a period of three consecutive months, services hereunder due to his physical or mental incapacity.

1.9         “Effective Date” means the date hereof.

1.10       "Good Reason" means a reduction by the Company in Executive’s base compensation (base salary and target bonus) as in effect immediately prior to such reduction.

1.11       “Person(s)” means any individual or entity of any kind or nature, including any other person as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and as used in Sections 13(d) and 14(d) thereof.

1.12       “Prospective Customer” shall mean any Person which has either (a) entered into a nondisclosure agreement with the Company or any Company subsidiary or Affiliate or (b) has within the preceding 12 months received a currently pending and not rejected written proposal in reasonable detail from the Company or any of the Company’s subsidiary or Affiliate.

1.13       "Separation from Service" or "Separates from Service" means a termination of employment with the Company that the Company determines is a Separation from Service in accordance with Section 409A of the Code.

1.14       "Severance Payment" means the payment of severance compensation as provided in Section 7 of this Agreement.

2.     EMPLOYMENT.

2.1         Agreement to Employ. Effective as of the Effective Date, the Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as an officer and executive of the Company.

2.2         Duties and Schedule. Executive shall serve as the Company’s President and shall have such responsibilities as designated by the Board that are not inconsistent with applicable laws, regulations and rules.  Executive shall report directly to the Board.

3.     TERM OF EMPLOYMENT. Unless Executive’s employment shall sooner terminate pursuant to Section 5, the Company shall employ Executive for a term commencing on the Effective Date and ending on the fourth anniversary thereof (the “Term”). The Term shall automatically renew for an additional year unless either Party provides notice to the other that the Term shall not continue within 30 days prior to the end of the prior Term. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Term” or the “Term of Employment.”

4.     COMPENSATION.

4.1         Salary and Bonus. Executive’s salary during the Term shall be a gross amount of US$250,000 per annum or such other higher rate as the Board of Directors may determine from time to time (the “Salary”), payable monthly in arrears from the Effective Date. Subject to Section 9.5, the Executive shall be responsible for paying all applicable taxes on his Salary. The Executive shall be entitled to an annual bonus if performance targets are met at the discretion of the Board of the Directors.

4.2         Vacation. Executive shall be entitled to twenty (20) days of paid vacation per year taken at such times so as to not materially impede his duties hereunder. Vacation days that are not taken in the current year may be carried over into future years.  Sick leaves shall be consistent with the Company’s standard policies and applicable U.S. law.  Executive should be entitled to standard U.S. government holidays in addition to vacation or sick leaves.

4.3         Business Expenses. Executive shall be reimbursed by the Company for all ordinary and necessary expenses incurred by Executive in the performance of his duties hereunder on behalf of the Company subject to the approval by the Board of Directors.

5.     TERMINATION.

5.1         Termination Due to Death or Disability.

  5.1.1     Death. This Agreement shall terminate immediately upon the death of Executive.  Upon Executive’s death, Executive’s estate or Executive’s legal representative, as the case may be, shall be entitled to Executive’s accrued and unpaid Salary and vacation as of the date of Executive’s death, plus all other compensation and benefits that were vested through the date of Executive’s death.

  5.1.2     Disability. In the event of Executive’s Disability, this Agreement shall terminate and Executive shall be entitled to (a) accrued and unpaid vacation through the first date that a Disability is determined; and (b) all other compensation and benefits that were vested through the first date that a Disability has been determined.

5.2         Termination.  Both the Company and the Executive may terminate the employment hereunder by delivery of written notice to the other party at least fifteen (15) days prior to termination date or with a shorter notice period if agreed upon by the Parties provided, however, that in the event of a breach of this Agreement by the Executive or an event which would constitute “Cause,” the Company may immediately terminate this Agreement upon written notice with no waiting period. Upon the effective date of termination under this Section 5.2, Executive shall be entitled to all compensation that was vested through such effective date.

 5.3        Notice of Termination.  Any termination of the Executive’s employment by the Company or the Executive shall be communicated by a notice in accordance with Section 9.4 of this Agreement (the “Notice of Termination”).

 5.4        Payment. Except as otherwise provided in this Agreement, any payments to which the Executive shall be entitled under this Section 5, including, without limitation, any economic equivalent of any benefit, shall be made as promptly as possible following the Date of Termination, but in no event more than 30 days after the Date of Termination.  If the amount of any payment due to the Executive cannot be finally determined within 30 days after the Date of Termination, such amount shall be reasonably estimated on a good faith basis by the Company and the estimated amount shall be paid no later than thirty (30) days after such Date of Termination.  As soon as practicable thereafter, the final determination of the amount due shall be made and any adjustment requiring a payment to Executive shall be made as promptly as practicable.  The payment of any amounts under this Section 5 shall not affect Executive’s rights to receive any workers’ compensation benefits.

6.      EXECUTIVE’S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.      COMPENSATION UPON SEPARATION FROM SERVICE FOLLOWING A CHANGE OF CONTROL. If Executive Separates from Service on account of (i) an involuntary termination or (ii) a voluntary termination for Good Reason, within twelve (12) months after a Change in Control, then subject to (x) Executive’s signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and (y) Sections 7.4 and 7.5 below:

 7.1        Executive will be entitled to a Severance Payment in an amount computed as follows:

  7.1.1     A lump sum payment, paid in accordance with subsection 7.3 below, equal to four (4) times the Executive’s Annual Compensation; plus

  7.1.2     The same Company-paid health and group-term life insurance benefits as were provided to Executive and his family under plans of the Company as of the Change of Control for a total of twenty-four (24) months, provided that all payments be made prior to December 31 of the second year following the year in which Executive Separates from Service. Notwithstanding the foregoing, the Company may, at its option, satisfy any requirement that the Company provide coverage under any plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable.

7.2         The Company agrees that, in addition to the payments provided under Section 7.1, all outstanding unvested stock options, restricted stock, performance shares and stock appreciation rights previously granted to Executive under any Company equity or long-term incentive plan or program (a "Company Incentive Plan") (including any stock options, restricted stock, performance shares and stock appreciation rights assumed by the Company in connection with its acquisition of another entity) or otherwise shall immediately be 100% vested upon such Separation from Service. Notwithstanding anything to the contrary contained therein, Executive shall be entitled to exercise any stock options or stock appreciation rights until the expiration of three months following his Separation from Service (or until such later date as may be applicable under the terms of the award agreement governing the stock option or stock appreciation right upon termination of employment), subject to the maximum full term of the stock option or stock appreciation right. In addition, the Company agrees that all restricted stock units, performance-based restricted stock units, and long-term incentive cash programs ("Long-Term Incentives") previously granted to Executive under any Company Incentive Plan shall immediately be 100% vested upon such Separation from Service. However, the issuance or payment of such restricted stock units, performance-based restricted stock units or long-term incentives shall be governed by Executive’s applicable grant or award agreement. Notwithstanding the immediately preceding sentence, in no event will the 100% vesting apply to restricted stock units, performance-based restricted stock units or long-term incentives if the 100% vesting would cause adverse tax consequences under Code Sec. 409A.

7.3         All payments made to Executive under subsection 7.1 shall be made as soon as administratively practicable following the six-month anniversary of the date of his Separation from Service, provided that no Severance Payment shall be made to Executive if the separation agreement and release of claims referenced above have not become effective as of the six-month anniversary of the date of your Separation from Service. Notwithstanding anything contained in subsections 7.1 and 7.2 above, the Company shall have no obligation to make any payment or offer any benefits to Executive under this Section 7 if Executive Separates from Service prior to a Change in Control or if he Separates from Service within twelve (12) months after a Change in Control for Cause, death, Disability, retirement or voluntary resignation other than for Good Reason or if he Separates from Service for any reason after twelve (12) months following a Change in Control.

7.4         Parachute Payments. In the event that any payment or benefit received or to be received by Executive in connection with his Separation from Service with the Company (collectively, the "Severance Parachute Payments") would (i) constitute a parachute payment within the meaning of Section 280G of the Code or any similar or successor provision to 280G and (ii) but for this Section 7.4, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the "Excise Tax"), then such Severance Parachute Payments shall be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. In the event any reduction of benefits is required pursuant to this Agreement, Executive shall be allowed to choose which benefits hereunder are reduced (e.g., reduction first from the Severance Payment, then from the vesting acceleration). Any determination as to whether a reduction is required under this Agreement and as to the amount of such reduction shall be made in writing by the independent public accountants appointed for this purpose by the Company (the "Accountants") prior to, or immediately following, the Change of Control, whose determinations shall be conclusive and binding upon Executive and the Company for all purposes. If the Internal Revenue Service (the "IRS") determines that the Severance Parachute Payments are subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of Section 7.5 hereof. Such enforcement of Section 7.5 below shall be the only remedy, under any and all applicable state and federal laws or otherwise, for Executive’s failure to reduce the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce the Severance Parachute Payments in accordance with this Section 7.4 only upon written notice by the Accountants indicating the amount of such reduction, if any. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Agreement.

7.5         Remedy. If, notwithstanding the reduction described in Section 7.4 hereof, the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of a Severance Parachute Payment, then Executive shall, subject to the provisions of this Agreement, be obligated to pay to the Company (the "Repayment Obligation") an amount of money equal to the Repayment Amount (defined below). The "Repayment Amount" with respect to the Severance Parachute Payments shall be the smallest such amount, if any, as shall be required to be paid to the Company so that Executive’s net proceeds with respect to any Severance Parachute Payments (after taking into account the payment of the Excise Tax imposed on such Severance Parachute Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to the Severance Parachute Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Severance Parachute Payment. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, Executive shall pay the Excise Tax. The Repayment Obligation shall be performed within thirty (30) days of either (i) Executive entering into a binding agreement with the IRS as to the amount of his Excise Tax liability or (ii) a final determination by the IRS or a decision by a court of competent jurisdiction requiring Executive to pay the Excise Tax with respect to the Severance Parachute Payments from which no appeal is available or is timely taken.

7.6         No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 7.1 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income he receives for services rendered after his Separation from Service from the Company.

7.7         Exclusive Remedy. In the event of Executive’s Separation from Service on account of an involuntary termination without Cause or a voluntary termination for Good Reason within twelve (12) months following a Change of Control, the provisions of Section 7.1 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled (including any contrary provisions contained herein), whether at law, tort or contract, in equity, or under this Agreement.

8.     NON-COMPETITION: NON-DISCLOSURE; INVENTIONS.

8.1         Trade Secrets.   Executive acknowledges that his employment position with the Company is one of trust and confidence. Executive further understands and acknowledges that, during the course of Executive's employment with the Company, Executive will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to the Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Executive acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive property of the Company and its subsidiaries (hereinafter “Trade Secrets”). Executive covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties.  Executive further acknowledges that, absent the protections afforded the Company and its subsidiaries in Section 8, Executive would not be entrusted with any of such Trade Secrets. Accordingly, Executive agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

  8.1.1    Executive will at no time take any action or make any statement that will disparage or discredit the Company, any of its subsidiaries or their products or services;

  8.1.2    During the period of Executive's employment with the Company and for 60 months immediately following the termination of such employment, Executive will not disclose or reveal to any person, firm or corporation other than in connection with the business of the Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by the Company or any of its subsidiaries, divisions or Affiliates (collectively, the “Companies”) in connection with their respective businesses, known to Executive as a result of his employment by the Company, or other relationship with the Companies, and which is not otherwise publicly available. Executive further agrees that during the term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by her during the course of his employment with regard to the financial, business, or other affairs of the Companies, their respective officers, directors, customers or suppliers which is not publicly available;

  8.1.3    Upon the termination of Executive's employment with the Company, Executive will return to the Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Executive hereby acknowledges are the sole and exclusive property of the Companies or any one of them.  Nothing in this Agreement shall prohibit Executive from retaining, at all times any document relating to his personal entitlements and obligations, his Rolodex, his personal correspondence files; and any additional personal property;

  8.1.4     During the term of the Agreement and, for a period of three (3) months immediately following the termination of the Executive's employment with the Company, Executive will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Companies without the prior written consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Executive of less than five percent of any publicly traded security;

  8.1.5     During the term of the Agreement and, for a period of eighteen (18) months immediately following the termination of the Executive's employment with the Company, Executive will not:

8.1.5.1       solicit or accept competing business from any customer of any of the Companies or any person or entity known by Executive to be or have been, during the preceding eighteen (18) months, a customer or Prospective Customer of any of the Companies without the prior written consent of the Company;

8.1.5.2       encourage, request or advise any such customer or Prospective Customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies; or

  8.1.6     Executive will not during the period of his employment with the Company and, subject to the provisions hereof for a period of eighteen (18) months immediately following the termination of Executive's employment with the Company,

8.1.6.1       conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 8;

8.1.6.2       encourage, induce or solicit any person employed by any of the Companies to facilitate Executive's violation of the covenants contained in this Section 8;

8.1.6.3       assist any entity to solicit the employment of any Executive of any of the Companies; or

8.1.6.4       employ or hire any Executive of any of the Companies, or solicit or induce any such person to join the Executive as a partner, investor, co-venturer, or otherwise encourage or induce them to terminate their employment with any of the Companies.

8.2         Executive expressly acknowledges that all of the provisions of this Section 8 of this Agreement have been bargained for and Executive's agreement hereto is an integral part of the consideration to be rendered by the Executive which justifies the rate and extent of the compensation provided for hereunder.

8.3         Executive acknowledges and agrees that a violation of any one of the covenants contained in this Section 8 shall cause irreparable injury to the Company, that the remedy at law for such a violation would be inadequate and that the Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (a) grants or denies permanent injunctive relief or (b) awards other equitable remedy(s) as it sees fit.

8.4         Successors.

  8.4.1     Executive. This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or a qualified domestic relations order or in connection with a Disability.  This Agreement shall inure to the benefit of and be enforceable by Executive’s estate, heirs, beneficiaries, and/or legal representatives.

  8.4.2     The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

8.5         Inventions and Patents. The Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in products, processes, or other things that may be made or discovered by Executive while he is in the service of the Company, and all patents for the same. During the Term, Executive shall do all acts necessary or required by the Company to give effect to this section and, following the Term, Executive shall do all acts reasonably necessary or required by the Company to give effect to this section.  In all cases, the Company shall pay all costs and fees associated with such acts by Executive.

9.     MISCELLANEOUS.

9.1         Indemnification.  The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Executive’s employment by the Company, other than any such Losses incurred as a result of Executive’s negligence or willful misconduct.  The Company shall, or shall cause a third party to, advance to Executive any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by Executive in defense of any such proceeding shall be paid by the Company or applicable third party in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Executive is not entitled to be indemnified by the Company. The Company will provide Executive with coverage under all director’s and officer’s liability insurance policies which it has in effect during the Term, with no deductible to Executive.

9.2         Applicable Law. Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

9.3         Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

9.4         Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Executive:

      Anja Krammer

      ___________________________
      ___________________________
      Telephone:
      E-mail:

  If to the Company:

  Thompson Designs, Inc.
  1098 Hamilton Court
  Menlo Park, California 94025
  Fax: (650) 900-4130

  With a copy to (which shall not constitute notice):

  Ofsink, LLC
  900 Third Avenue, 5th Floor
  New York, New York 10022
  Attn: Darren Ofsink
  Fax: 646-224-9844

Or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.

9.5         Withholding. The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

9.6         Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

9.7         Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

9.8         Entire Agreement. This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

9.9         Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

9.10       Waiver. Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

9.11       Joint Efforts/Counterparts. Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.12       Representation by Counsel. Each Party hereby represents that it has had the opportunity to be represented by legal counsel of its choice in connection with the negotiation and execution of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE:	THOMPSON DESIGNS, INC. a Nevada corporation

By:
Name: Anja Krammer	Name:
Title: